EXHIBIT 23.1(ii)

CONSENT OF ATTORNEYS

Reference is made to the Registration Statement of Vanguard Energy Corporation on Form S-1 whereby the Company plans to issue 1,500,000 Class A warrants, as well as 1,500,000 shares of common stock issuable upon the exercise of the Class A warrants, and selling shareholders propose to sell up to 2,897,360 shares of the Company’s common stock.  Reference is also made to Exhibit 8 included in the Registration Statement.

We hereby consent to the use of our opinion, filed as Exhibit 8, and the reference to our firm in the registration statement.

Very truly yours,

HART & TRINEN, L.L.P.

/s/ William T. Hart
William T. Hart
Denver, Colorado

February 25, 2013